Exhibit 99.1

Medifast, Inc. Announces Second Quarter 2021 Financial Results

Revenue up 79% to $394.2 million

Company positioned to deliver on 2021 goals and long-term profitable growth

BALTIMORE— August 4, 2021 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights Compared to the Prior-Year Period

•	Revenue increased 79.2% to $394.2 million
•	62.2% growth in active earning OPTAVIA Coaches to a record level of 59,200
•	Revenue per active earning OPTAVIA Coach increased 13.9% to $6,662
•	Net income increased 114.1% to $47.0 million
•	Earnings per diluted share (“EPS”) of $3.96, an increase of 112.9%

“This has been another outstanding quarter for Medifast, driven in large part by our success in driving growth in independent OPTAVIA Coaches to new highs, and empowering those Coaches to be more productive than ever before.” said Dan Chard, Chairman & Chief Executive Officer of Medifast. “We are leveraging technology in new and effective ways to deliver these results, building digital products, channels and platforms that enable our Coaches to create deeper and more effective connections with their Clients. At the same time, we’ve accelerated our supply chain transformation to take full advantage of increased demand, creating a manufacturing and distribution engine that we expect will support $2 billion in revenue well ahead of schedule. Together, this work has given us a solid foundation to further enhance our competitive advantage, and drive sustainable growth for the long term.”

Second Quarter 2021 Results

Second quarter revenue increased 79.2% to $394.2 million from revenue of $220.0 million for the second quarter of 2020. OPTAVIA-branded products represented 94.1% of consumable units sold for the second quarter compared to 83.0% for the same period a year ago. Consistent with business and brand strategy, the Company has completed the sunset of the Medifast-branded product line.

The total number of active earning OPTAVIA Coaches increased 62.2% to 59,200 compared to 36,500 for the second quarter of 2020. The average revenue per active earning OPTAVIA Coach was $6,662 compared to $5,851 for the second quarter last year, an increase of 13.9%.

Gross profit increased 84.4% to $293.7 million from $159.3 million for the second quarter of 2020. The Company’s gross profit as a percentage of revenue was 74.5% compared to 72.4% in the second quarter of 2020. The increase in gross profit as a percentage of revenue was attributable to promotional activity rolled out during the second quarter of 2020 that did not occur in the second quarter of 2021.

Selling, general, and administrative expenses (“SG&A”) increased 77.0% to $232.3 million compared to $131.2 million for the second quarter of 2020, primarily due to higher OPTAVIA commission expense, increased labor related expenses, increased consulting costs related to information technology projects, and increased credit card fees stemming from higher sales. SG&A as a percentage of revenue decreased 70 basis points year-over-year to 58.9% of revenue.

Income from operations increased $33.3 million to $61.4 million from $28.1 million in the prior-year period reflecting increased gross profit and a reduction in the SG&A expense as a percentage of revenue. Income from operations as a percentage of revenue was 15.6% for the quarter, an increase of 280 basis points from the year-ago period.

The effective tax rate was 23.4% for the second quarter of 2021 compared to 22.1% in the prior-year period. The increase in the effective tax rate was primarily driven by an increase in the state income tax rate and limitations on the deductibility of officer compensation offset by an increase in the tax benefit of stock compensation.

Second quarter net income was $47.0 million, or $3.96 per diluted share, based on approximately 11.9 million shares of common stock outstanding. In the second quarter of 2020, net income was $21.9 million, or $1.86 per diluted share, based on approximately 11.8 million shares of common stock outstanding.

Balance Sheet

The Company’s balance sheet remains strong with cash, cash equivalents and investment securities of $197.4 million as of June 30, 2021 compared to $174.5 million at December 31, 2020. In April 2021, the Company entered into a credit agreement that provides for a $125.0 million senior secured revolving credit facility. The credit agreement also provides for an uncommitted incremental facility that permits the Company, subject to certain conditions, to increase the senior secured revolving credit facility by up to $100.0 million. As of August 4, 2021, no amounts have been borrowed under the credit agreement.

On June 3, 2021, the Company declared a quarterly cash dividend of $16.9 million, or $1.42 per share, to be paid on August 6, 2021 to stockholders of record as of June 22, 2021. Also during the second quarter of 2021, the Company used $12.2 million to repurchase shares of common stock and there are approximately 2.2 million shares remaining under the Company’s stock repurchase program.

Outlook

The Company expects full-year 2021 revenue to be in the range of $1.425 billion to $1.525 billion and full-year 2021 EPS to be in the range of $12.70 to $14.17. The full-year 2021 earnings guidance assumes a 23.25% to 24.25% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Wednesday, August 4, 2021 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/41954, and will be archived online through August 18, 2021. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, August 4, 2021, through August 11, 2021. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10158283.

About Medifast®:

Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of Coaches and a Community to help Clients achieve Lifelong Transformation, One Healthy Habit at a Time®. Based on more than 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of independent OPTAVIA Coaches has impacted 2 million lives and teaches Clients how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast is traded on the New York Stock Exchange and ranked second on FORTUNE's 100 Fastest-Growing Companies list in 2020. The Company was also named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com and follow @Medifast on Twitter.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems, disruptions in Medifast’s supply chain, Medifast’s inability to continue to develop new services and products, effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches, Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches, the departure of one or more key personnel, Medifast’s inability to protect against online security risks, to protect its brand, to protect against product liability claims, Medifast’s planned growth into domestic and international markets, adverse publicity associated with Medifast’s products or business units, Medifast’s inability to continue declaring dividends, fluctuations of Medifast’s common stock market price, the impact of the COVID-19 pandemic on Medifast’s results, the severity, length and ultimate impact of the COVID-19 pandemic on people and economies, increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, or climate change, activist investors, regulatory changes, market conditions and resulting impact on consumer spending, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Reed Anderson

InvestorRelations@medifastinc.com

(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue	$394,189	$219,999	$734,858	$398,460
Cost of sales	100,482	60,699	192,604	103,920
Gross profit	293,707	159,300	542,254	294,540

Selling, general, and administrative	232,273	131,201	428,021	242,908

Income from operations	61,434	28,099	114,233	51,632

Other (expense) income
Interest (expense) income	(67)	58	(44)	168
Other (expense) income	(22)	1	(3)	(18)
	(89)	59	(47)	150

Income from operations before income taxes	61,345	28,158	114,186	51,782

Provision for income taxes	14,382	6,223	26,160	11,370

Net income	$46,963	$21,935	$88,026	$40,412

Earnings per share - basic	$4.00	$1.86	$7.48	$3.43

Earnings per share - diluted	$3.96	$1.86	$7.42	$3.42

Weighted average shares outstanding
Basic	11,753	11,777	11,762	11,774
Diluted	11,858	11,821	11,869	11,822

Cash dividends declared per share	$1.42	$1.13	$2.84	$2.26

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(U.S. dollars in thousands, except par value)

	June 30,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$191,987	$163,723
Inventories	95,790	53,392
Investment securities	5,440	10,752
Prepaid expenses and other current assets	11,104	6,447
Total current assets	304,321	234,314

Property, plant and equipment - net of accumulated depreciation	37,376	27,633
Right-of-use assets	18,061	10,508
Other assets	3,784	2,937
Deferred tax assets	692	692

TOTAL ASSETS	$364,234	$276,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$149,022	$107,677
Current lease obligations	4,956	3,673
Total current liabilities	153,978	111,350

Lease obligations, net of current lease obligations	15,567	7,488
Total liabilities	169,545	118,838

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized; 11,738 and 11,822 issued and 11,731 and 11,772 outstanding at June 30, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	10,606	7,842
Accumulated other comprehensive income	75	41
Retained earnings	185,343	154,351
Less: treasury stock at cost, 5 and 46 shares at June 30, 2021 and December 31, 2020, respectively	(1,347)	(5,000)
Total stockholders' equity	194,689	157,246

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$364,234	$276,084